Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

The Arena Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1) (2)	Fee Rate	Amount of Registration Fee (3)(6)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Common stock, par value $0.01 per shares (4)	457	(o)			$34,500,000	$92.70 per $1,000,000	$3,198.15
	Other (5)	Preferred Stock Purchase Rights (4)(5)
Carry Forward Securities
Carry Forward Securities	X
	Total Offering Amounts						$34,500,000		$3,198.15
	Total Fees Previously Paid								$3,198.15
	Total Fee Offsets
	Net Fee Due								-

(1)	In accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered and the proposed maximum offering price per share are not included in this table.
(2)	The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, and includes shares of common stock, $0.01 per share, (the “Common Stock”) of The Arena Group Holdings, Inc. (the “Company”), issuable upon the exercise of the Underwriter option to purchase additional shares.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder.
(4)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(5)	The Common Stock currently includes certain preferred stock purchase rights issued pursuant to that certain Rights Agreement, dated May 4, 2021 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent. Until the occurrence of certain events specified in the Rights Agreement, none of which have occurred, the preferred stock purchase rights are not exercisable, are evidenced by the certificate for the common stock and will be transferred along with and only with and are not severable from, the common stock. The value attributable to the preferred stock purchase rights, if any, is reflected in the market price of the common stock. No separate consideration will be payable for the preferred stock purchase rights.
(6)	Previously paid $3,198.15 on January 11, 2022 and January 31, 2022, based on a proposed maximum aggregate offering price of the shares of Common Stock.